Exhibit 10.1

AMENDED AND RESTATED

TRADING SERVICE AGREEMENT

THIS AGREEMENT, is made and entered into this 2nd day of February, 2004 by and between Northern Growers, LLC (formerly, Whetstone Ethanol, LLC), a South Dakota limited liability company with its principal offices located at 1303 East 4th Avenue, Suite 2, Milbank, South Dakota 57252 (hereinafter “Northern Growers”), and Alerus Securities Corporation, with its principal offices located at 2300 Columbia Road South, Grand Forks, North Dakota 58201 (hereinafter “Alerus”).

WITNESSETH:

WHEREAS, Northern Growers desires to establish a service to facilitate the trading of capital units among members and non-members of Northern Growers; and

WHEREAS, to provide an orderly trading market for its securities, Northern Growers desires that its members and non-members purchase, sell and transfer their capital units in Northern Growers through an “alternative trading system” (ATS) as defined by Rule 300(a) of Regulation ATS established pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”); and

WHEREAS, Alerus is a broker-dealer registered with the Securities and Exchange Commission (SEC), the National Association of Securities Dealers (NASD), and the State of South Dakota, among others, and has established an ATS to trade certain securities; and

WHEREAS, Alerus has offered to trade the capital units of Northern Growers on its ATS (the “Trading Service”) which Alerus represents will comply with all applicable state and federal securities laws; and

WHEREAS, Northern Growers has agreed to engage the services of Alerus to provide the Trading Service and Alerus desires to provide such services under the terms and conditions hereinafter described;

WHEREAS, it is the intent of the parties that this Amended and Restated Trading Service Agreement amend and supercede the parties’ existing Trading Service Agreement entered into on December 15, 2002.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1)                                      Appointment and Acceptance.  Northern Growers appoints Alerus as its sole and exclusive agent for the operation and administration of the Trading Service and Alerus accepts such appointment.

2)                                      Operation of the Trading Service.  Alerus shall operate the Trading Service in accordance with the terms and conditions set forth in the Operational Manual attached hereto as Exhibit “A”, and shall at all times comply with all applicable requirements for registered broker-dealers and alternative trading systems under the Exchange Act and state securities laws.

3)                                      Reserved.

4)                                      Escrow Account. Alerus shall establish an escrow account (the “Escrow Account”) with a reputable bank (the “Escrow Agent”) where all funds contributed toward the purchase of Northern Growers’ capital units will be deposited by the buyer of capital units.  Alerus shall provide Northern Growers with all relevant information describing the Escrow Account so that Northern Growers may coordinate and, if necessary, contract with the Escrow Agent the completion of all transactions in a timely and efficient manner.

5)                                      Transfer Agent.  Northern Growers shall designate a transfer agent (the “Transfer Agent”) for the transfer of the capital unit certificates and other necessary documents of Northern Growers.   Northern Growers shall provide Alerus and the Escrow Agent with all relevant information required to complete the transfer of capital units on Northern Growers’ books and records, including, but not limited to, the authorized contact person and the mailing and e-mail address of the Transfer Agent, so that the Escrow Agent may obtain from the Transfer Agent all information and authorizations necessary to complete sales transactions and specifically to inform the Escrow Agent when and to whom payment is to be made.

6)                                      Fees Payable to Alerus.  For its operation of the Trading Service, Alerus shall be compensated as follows:

a)                                      Initial Set-up Fee.  Upon execution of the parties’ original Trading Service Agreement, Northern Growers paid to Alerus an initial set-up fee of Two Thousand Five Hundred and No/Dollars ($2,500.00).

b)                                     Annual Maintenance Fees.  During the term of this Agreement, Northern Growers shall pay to Alerus, an annual maintenance fee of One Thousand and no/100 Dollars ($1,000.00), the total sum to be due on or before January 1st of each year.

c)                                      Transaction Fee.  The seller of capital units will be assessed a fee of three percent (3.0%) of the sale price for each transaction of capital units, the minimum fee per listing being Two Hundred Fifty and no/100 Dollars ($250.00).

7)                                      Term of Agreement.  This Agreement shall become effective immediately and the initial term shall expire on December 31, 2005.  Thereafter, it shall renew automatically for one year terms unless and until terminated in accordance with Section 8 below.

8)                                      Termination.  Northern Growers and Alerus expressly agree that this Agreement may be terminated by either party (i)  at the end of the initial term or any renewal term, with or without cause, upon written notice given to the other party not less than four months (one trimester) prior to the end of such term, or (ii) upon the material breach of this Agreement by the other party provided that the non-breaching party has given the breaching party not less than thirty (30) days written notice describing the breach and its intent to terminate, and such breach is not cured prior to the noticed termination date.  If, however, the Trading Service becomes inoperable for an unreasonable period of time, or is suspended for any period of time by a state or federal securities regulator or other government agency, Northern Growers and Alerus expressly agree that this Agreement may be terminated at any time upon five (5) days written notice of termination from Northern Growers to Alerus.

9)                                      Trading Service Operating Expenses.  All operating costs and expenses arising out of the operation of the Trading Service shall be borne by Alerus.  All services of Alerus’ officers, directors, or all persons employed by Alerus shall be provided at Alerus’ own expense and not charged to Northern Growers.

10)                                Representations of Alerus.  Alerus represents, warrants, and agrees that:

a)                                      Alerus is a member in good standing with the NASD.

b)                                     Alerus, and its officers, directors, control persons, and all persons associated with Alerus who will be operating the Trading Service, have the necessary registrations, licenses and permissions to allow Alerus and such persons to operate the Trading Service in accordance with all applicable state and federal securities laws and regulations and the rules of the NASD.

c)                                      Alerus shall maintain its registration with the SEC as an alternative trading system at all times during the term of this Agreement.

d)                                     Alerus shall comply at all times with all legal requirements for an alternative trading system, as set forth under the Exchange Act, at all times during the term of this Agreement.

e)                                      Alerus shall comply with all federal and state securities laws for purposes of maintaining its registration as a broker-dealer with the SEC, NASD and applicable states.

f)                                        Alerus agrees to become registered as a broker-dealer in any state requested by Northern Growers, provided the registration is mutually agreed to between Alerus and Northern Growers and cost effective for both parties.

g)                                     Alerus shall promptly notify Northern Growers in writing of any inquiry by any securities regulator regarding any aspect of the Trading Service.

h)                                     In the event Alerus’s Trading Service becomes temporarily inoperable, Alerus will make every effort to the best of its ability to correct the problem associated with the Trading Service and make every effort to the best of its ability to facilitate the trading of capital units among members and non-members of Northern Growers.

i)                                         Alerus shall, in good faith, comply with all terms and conditions of this Agreement.

11)                                Representations of Northern Growers.  Northern Growers represents, warrants, and agrees that:

a)                                      Northern Growers is duly organized, validly existing and in good standing under the laws of the State of South Dakota:

b)                                     All outstanding capital units will be validly issued and fully paid.

c)                                      Northern Growers shall, in good faith, comply with the terms and conditions of this Agreement.

12)                                Alerus’s Interaction with Service Users.  Alerus’s interaction with members of Northern Growers, other persons and other entities using the Trading Service (“Service Users”) shall be to provide a medium by which Northern Growers’ members and non-members may sell, purchase and transfer capital units of Northern Growers.  Alerus, however, shall not engage in any of the following activities associated with the operation of the Trading Service:

a)                                      Alerus shall not directly or indirectly provide to Service Users investment, tax, accounting or other advice regarding transactions conducted through the Trading Service unless the Service User is an actual client of Alerus as evidenced by the execution of a new account form;

b)                                     Alerus shall not arrange financing for any Service Users for the purchase of capital units through the Trading Service unless the Service User is an actual client of Alerus as evidenced by the execution of a new account form;

c)                                      Alerus shall not receive, transfer, hold or handle any funds paid by or due to Service Users as a result of a sale or exchange of capital units through the Trading Service.

13)                                Confidentiality.  The parties acknowledge that each shall come into possession of  information that comprises valuable trade secrets and other confidential information (“Confidential Information”) which is exclusively owned by the conveying party.  Both parties expressly recognize that Confidential Information is being conveyed to them under conditions of confidentiality, and agree that they shall not disclose Confidential Information to any third party during the term of the Agreement, and for a period of two (2) years following the termination or expiration of this Agreement.  The parties may, however, disclose Confidential Information to their employees when it is necessary to assure compliance with other terms and conditions of this Agreement, and nothing herein shall prevent either party from complying with any applicable law, regulation, or court order when required.

14)                                Limitation of Liability.  Each party shall be independently and severally liable for each and every liability, loss, claim, demand, expense and damage including, without limitation, reasonable attorney’s fees, which may arise out of the use, administration and operation of the Trading Service hereunder, resulting from such party’s failure to exercise the proper degree of care to whom it owes the duty of such care.

15)                                Limitation of Responsibilities.  The parties specifically acknowledge and agree that the responsibilities of Alerus are set forth solely in this Agreement Operational Manual and Regulation ATS and that Alerus is not responsible in any way for enforcing the provisions of Northern Growers’ Capital Units Transfer System.  In addition, nothing in this Agreement or the Operational Manual shall be construed to prevent a subscriber (as such term is defined in Regulation ATS) from trading outside the ATS.

16)                                Miscellaneous Provisions.

a)                                      Benefit.  This Agreement shall bind the parties hereto and shall inure to and be binding upon the respective legal representatives, successors, heirs and assigns.

b)                                     Entire Agreement; Waiver.  This instrument contains the entire agreement of the parties.  It may not be changed orally but only by an agreement in writing signed by both parties.  A waiver of any term or provision shall not be construed as a waiver of any other term or provision or as a waiver of subsequent performance of the same provision in this Agreement.

c)                                      Severability.  The parties agree that if any part, term, paragraph or provision of this Agreement is in any manner held to be invalid, illegal,

void or in any manner unenforceable, or to be in conflict with any law of the State of South Dakota, then the validity of the remaining portions or provisions of this Agreement shall not be affected, and such part, term, paragraph or provision shall be construed and enforced in a manner designed to effectuate the intent expressed in this Agreement to the maximum extent permitted by law.

d)                                     Assignment.  Except as otherwise provided in this Agreement, this Agreement is made for the personal benefit of the parties hereto, and neither party may assign this Agreement, or any part thereof, or delegate any duty or obligation imposed by this Agreement without the express written consent of the other party hereto.

e)                                      Captions.  The captions and titles utilized in this Agreement are for convenience of reference only, and shall not be deemed to define or limit any of the terms, conditions, or provisions of this Agreement.

f)                                        Governing Law; Forum.  This Agreement and all obligations created hereunder or required to be created hereby shall be governed by and construed and enforced in accordance with the laws of the State of South Dakota, and the parties hereby consent that the State Circuit Court situated in Minnehaha County, South Dakota, shall be the exclusive jurisdiction and venue of any disputes relating to the Agreement.

g)                                     Notices.  Any notice, statement or demand required or permitted to be given under this Agreement shall be in writing, sent by first class mail or hand delivered, addressed, as the case may be to Northern Growers or Alerus at their respective addressees set forth above, or to such other address as Northern Growers or Alerus shall designate and, unless earlier received, shall be deemed to have been received on the date five (5) days after it shall have been mailed, as aforesaid, in any post office or branch post office regularly maintained by the United States Government.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

NORTHERN GROWERS, LLC

By:	/s/ James Peterson
Its: President

ALERUS SECURITIES CORPORATION

By:	/s/ Brian Kraft

Its: President